EXHIBIT 99.1


FOR IMMEDIATE RELEASE - FEBRUARY 24, 2004
-----------------------------------------

Stockton, California

"Service 1st Bancorp Posts Record Profit on 32.68% Growth in Assets"

February 24, 2004

Service 1st Bancorp announced that year end growth in assets at its wholly owned subsidiary, Service 1st Bank, was 32.68%. Total consolidated assets were $110,527,776 versus $83,306,327 for 2002. "The assets were driven primarily through the growth of our interest bearing checking accounts" said Chairman John O. Brooks. "The market place was very responsive to our FDIC insured, high rate interest checking product." Total deposits increased to $101,621,077 for a growth rate of 36%. Net loans increased 18.53% for a total of $52,500,408

During 2003, Service 1st Bank formed a one bank holding company for the purpose of expansion and other considerations. The cost of that activity was fully expensed in 2003 and resulted in consolidated net earnings of $373,242. The cost of the holding company formation was $97,936.

Bank-only net earnings were $471,178 versus $219,153 in 2002. This represented an improvement of 115%. Fully diluted per share earnings prior to holding company expense were $0.42 versus $0.20 in 2002. However, after holding company costs diluted per share earnings were reduced to $0.33 per share. "Most of the holding company expenses were one time charges" said Mr. Brooks. "The ongoing costs will be modest and will not adversely affect the results."

Service 1st Bank is currently the only asset of the holding company and continues to build franchise value through its service niche of small businesses, professionals, municipalities and private individuals.


Forward Looking Statements

In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. This entire press release and the Company's periodic reports on Forms 10-KSB, 10-QSB and 8-K should be read to put such forward-looking statements in context and to gain a more complete understanding of the uncertainties and risks involved in the Company's business as described in such reports.

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